Exhibit 99.2

Excerpts from the Preliminary Offering Circular dated December 14, 2016

Overview

We are a global, patient-focused biotechnology company engaged in the discovery, development and commercialization of a diverse set of novel treatments for patients living with devastating rare and orphan diseases. We own exclusive global rights to three clinical programs that have the potential to address significant unmet needs, each with $500 million to $1 billion estimated global market opportunities.

Our lead product, migalastat HCl, or migalastat, is an orally administered small molecule that can be used as a monotherapy for Fabry disease, a Lysosomal Storage Disorder, or LSD. In May 2016, we announced that the European Commission had granted full approval for the oral small molecule pharmacological chaperone Galafold™  (migalastat) as a first-line therapy for long-term treatment of adults and adolescents aged 16 years and older with a confirmed diagnosis of Fabry disease (alpha-galactosidase A deficiency) and who have an amenable mutation. The approved label includes 313 Fabry-causing mutations, which represent up to half of all patients with Fabry disease. We commenced commercial shipments of Galafold in the European Union, or the EU, in the second quarter of 2016 and recognized net product sales of $2.1 million in the third quarter of 2016. On November 28, 2016, we announced our U.S. Regulatory Pathway for migalastat for Fabry disease.

We are also in Phase 3 clinical development of a novel topical medicine, SD-101 (allantoin 6%), for the treatment of the genetic connective tissue disorder Epidermolysis Bullosa, for which no other pharmacological therapies are currently approved. We have also initiated a Phase 1/2 clinical study in patients with Pompe disease, another LSD, to investigate our novel treatment paradigm that consists of ATB200, a uniquely engineered recombinant human acid alpha-glucosidase, or rhGAA, enzyme with an optimized carbohydrate structure to enhance uptake, co-administered with a pharmacological chaperone, AT2221, to improve activity and stability. Leveraging our biologics capabilities and platform technologies, we are also investigating preclinical and discovery programs in other rare and devastating diseases including cyclin-dependent kinase-like 5, or CDKL5, deficiency. We believe that our platform technologies and our advanced product pipeline uniquely position us at the forefront of developing therapies to potentially address significant unmet needs for devastating rare and orphan diseases.

On a regular basis we consider potential collaborations, alliances, and other business development opportunities to enhance our strategic plan to develop and provide therapies to patients living with rare and orphan diseases and support our continued expansion as a commercial biotechnology company. We are currently exploring opportunities for licensing migalastat to further enhance the development of the product in markets around the world.

We expect that the anticipated proceeds from this offering combined with existing cash will be sufficient to fund our operations into 2019.